Prospectus	Filed pursuant to Rule 424(b)(3) Registration No. 333-204080

GENERAL EMPLOYMENT ENTERPRISES, INC.

54,721,875 Shares of Common Stock

This prospectus relates to the resale of up to 54,721,875 shares of common stock, no par value per share (the “Common Stock”) of General Employment Enterprises, Inc., an Illinois corporation, that may be sold from time to time by the selling shareholders named in this prospectus (the “Selling Shareholders”). The shares of Common Stock offered under this prospectus includes (i) 42,000,000 shares of Common Stock initially issuable upon conversion of the 840,000 shares of series A convertible preferred stock, no par value per share (the “Series A Preferred”), currently issued and outstanding, which accrue dividends on a daily basis in arrears at the rate of 8% per annum, (ii) 4,000,000 shares of Common Stock issuable upon conversion of the shares of Series A Preferred, to be issued as payment for such accrued dividends on the Series A Preferred, and (iii) 8,721,875 shares of Common Stock issuable upon exercise of warrants issued in August 2014 and April 2015, as described below (the “Warrants”).

On April 1, 2015 we consummated a Stock Exchange Agreement (the “SCRIBE Agreement”) with Brittany M. Dewan as Trustee of the Derek E. Dewan Irrevocable Living Trust II dated the 27th of July, 2010, Brittany M. Dewan, individually, Allison Dewan, individually, Mary Menze, individually, and Alex Stuckey, individually (collectively, the “Scribe Shareholders”). Pursuant to the terms of the SCRIBE Agreement we acquired 100% of the outstanding common stock of Scribe Solutions Inc., (“Scribe”) from the Scribe Shareholders for 640,000 shares of Series A Preferred. Each share of Series A Preferred is initially convertible, at the election of the holder thereof, into 50 shares of our Common Stock. The shares of Series A Preferred issued to the Scribe Shareholders are initially convertible into an aggregate of 32,000,000 shares of Common Stock. In addition, we issued to certain Scribe Shareholders warrants to purchase up to 6,350,000 shares of Common Stock at an exercise price of $0.20 per share, with a term of 5 years in exchange for Scribe warrants held by those individuals.

On January 8, 2015, we consummated a Securities Purchase Agreement with 18 accredited investors who collectively subscribed to purchase a total of 200,000 shares of Series A Preferred for a total purchase price of $2,000,000. Each share of Series A Preferred is initially convertible, at the election of the holder thereof, into 50 shares of our Common Stock. The shares of Series A Preferred issued to these investors are initially convertible into an aggregate of 10,000,000 shares of our Common Stock.

On August 7, 2014 we issued an Convertible Note with an original principal balance of $632,500 to Brio Capital Master Fund LTD (“Brio”), for a purchase price of $550,000. In connection with the issuance of the Note, we issued to Brio a warrant to purchase up to 2,371,875 shares of our Common Stock. The warrant is exercisable at $0.25 per share.

The issuance of the shares of Series A Preferred and the Warrants were made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.

We will not receive any proceeds from the sale of the Shares by the Selling Shareholders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants.

Our Common Stock is listed on the NYSE MKT under the symbol “JOB.” The last reported sale price of our common stock on June 8, 2015 was $0.97.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 6 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 10, 2015

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PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about us that is not included in, or delivered with, this prospectus. Before making an investment, you should read the entire prospectus and any amendment carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC, including in our most recent Quarterly Report on Form 10-Q, which we filed with the SEC on February 17, 2015 and our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, which we filed with the SEC on December 22, 2014. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: 184 Shuman Blvd., Suite 420, Naperville, IL 60563, Attn: Andrew J. Norstrud, Chief Financial Officer.

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The Offering

This prospectus relates to the sale by the Selling Shareholders named herein of up to 54,721,875 shares of Common Stock (the “Shares”), which includes (i) 42,000,000 shares of Common Stock initially issuable upon conversion of our Series A Preferred, which accrues dividends on a daily basis in arrears at the rate of 8% per annum, (ii) 4,000,000 shares of Common Stock issuable upon conversion of the Series A Preferred, to be issued as payment for such accrued dividends on the Series A Preferred, and (iii) 8,721,875 shares of Common Stock issuable upon exercise of the Warrants.

Common Stock outstanding prior to the offering	30,894,014 shares

Total shares of Common Stock offered by Selling Shareholders	54,721,875 shares

Common Stock to be outstanding after the offering (assuming full conversion of all of the Series A Preferred, the issuance of all shares of Common Stock as payment for dividends on the Series A Preferred and full exercise of the Warrants)

85,615,889 shares

NYSE MKT Symbol	“JOB”

Use of proceeds of sale

We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants up to an aggregate of approximately $1,872,969. We intend to use any proceeds received from the exercise of the Warrants, for working capital and other general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page 6 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

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OUR COMPANY

General

We were incorporated in the State of Illinois in 1962 and are the successor to employment offices doing business since 1893. In 1987, we established Triad Personnel Services, Inc., a wholly-owned subsidiary, incorporated in the State of Illinois. In June 2010, we purchased certain assets of On-Site Services, a temporary staffing agricultural business, which was discontinued as of July 7, 2013. In December 2010, we purchased certain assets of DMCC Staffing, LLC (“DMCC”) and RFFG of Cleveland, LLC (“RFFG of Cleveland”) an industrial staffing business located in the State of Ohio. In August 2011, we purchased certain assets of Ashley Ellis, LLC (“Ashley Ellis”), a professional staffing and placement business. In April 2015, we acquired 100% of the outstanding stock of Scribe Solutions Inc. Scribe Solutions is in the business of offering physician assistant (medical scribe) services to emergency departments, specialty physician practices and clinics.

Services Provided

We provide the following distinctive services: (a) professional placement services specializing in the placement of information technology, engineering, and accounting professionals for direct hire and contract staffing, and (b) temporary staffing services in light industrial staffing. Our professional staffing services focus on placing information technology, engineering, physician assistant (medical scribe) and accounting professionals with clients on either a regular placement basis or a temporary contract basis. Our industrial staffing business provides weekly temporary staffing for light industrial clients in Ohio and Pennsylvania. As a result of our acquisition of Scribe Solutions we now also offer physician assistant (medical scribe) services to emergency departments, but also to busy specialty physician practices and clinics. Emergency department medical scribes allow ER physicians to spend less time on clerical duties and more time caring for patients, by providing specific emergency department services to aid doctors in documentation and minimize their clerical duties. Physicians in these specialty practices and clinics benefit from scribe services by spending less time on charting and more time on providing quality patient care.

Our staffing services are provided through a network of eighteen branch offices located in downtown or suburban areas of major U.S. cities in nine states. We have one office located in Arizona, Indiana, Massachusetts, North Carolina and Texas, two offices in California, Florida and Illinois and seven offices in Ohio.

Marketing

We market our services using the trade names, General Employment Enterprises, Omni One, Business Management Personnel, Ashley Ellis, Triad Personnel Services, Triad Staffing, Generation Technologies, BMCH, and BMCHPA.

Our marketing to prospective clients is primarily through telephone marketing by our recruiting and sales consultants, and through direct mailing of employment bulletins that list candidates who are currently available for placement and contract employees available for assignment.

Recruiting

The success of our business is highly dependent on our ability to obtain qualified candidates. Prospective employment candidates are generally recruited through telephone contact by our employment consultants or through postings on the Internet. For Internet postings, we maintain our own web page at www.generalemployment.com and use other Internet job posting bulletin board services. We maintains database records of applicants’ skills to assist in matching them with job openings and contract assignments. We generally screen and interview all applicants who are presented to our clients.

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Competition

The staffing industry is highly competitive. There are relatively few barriers to entry by firms offering placement services, while significant amounts of working capital typically are required for firms offering contract services. Our competitors include a large number of sole-proprietorship operations, as well as regional and national organizations. Many of them are large corporations with substantially greater resources than we have.

Our professional and industrial staffing services compete by providing highly qualified candidates who are well matched for the position, by responding quickly to client requests, and by establishing offices in convenient locations throughout the U.S. As part of our service, we provide professional reference checking, scrutiny of candidates’ work experience and optional background checks. In general, pricing is considered to be secondary to quality of service as a competitive factor. During slow hiring periods, however, competition can put pressure on our pricing.

Our agricultural staffing service was considered a niche business that required a high capital reserve to cover the weekly payroll. There were few businesses in this market. We discontinued this business as of July 7, 2013.

Employees

As of May 11, 2015, we had approximately 130 regular employees and the number of contract service employees varied week to week from a minimum of approximately 500 to a maximum of 4,000.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants up to an aggregate of approximately $1,872,969. We intend to use any proceeds received from the exercise of the Warrants, for working capital and other general corporate purposes.

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SELLING SHAREHOLDERS

We are registering for resale the shares of Common Stock underlying the Series A Preferred, shares of Common Stock issuable as payment for accrued dividends on the Series A Preferred, and Warrants held by the Selling Shareholders identified below. We are registering the Shares to permit the Selling Shareholders and their pledgees, donees, transferees and other successors-in-interest that receive shares from a Selling Shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.

The following table sets forth:

•	the name of each Selling Shareholder;

•	the number of shares of our Common Stock that the Selling Shareholder beneficially owned prior to the offering for resale of the Shares under this prospectus,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Shareholders under this prospectus, and

•

the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Shareholders after the offering of the Shares (assuming all of the offered shares are sold by the Selling Shareholders).

The Selling Shareholders are registering for resale up to 54,721,875 shares of Common Stock, which includes (i) 42,000,000 shares of Common Stock initially issuable upon conversion of our Series A Preferred, which accrues dividends on a daily basis in arrears at the rate of 8% per annum, (ii) 4,000,000 shares of Common Stock issuable upon conversion of the Series A Preferred, as payment for such accrued dividends on the Series A Preferred, and (iii) 8,721,875 shares of Common Stock issuable upon exercise of Warrants.

On April 1, 2015 we consummated a Stock Exchange Agreement (the “SCRIBE Agreement”) with Brittany M. Dewan as Trustee of the Derek E. Dewan Irrevocable Living Trust II dated the 27th of July, 2010, Brittany M. Dewan, individually, Allison Dewan, individually, Mary Menze, individually, and Alex Stuckey, individually (collectively, the “Scribe Shareholders”). Pursuant to the terms of the SCRIBE Agreement we acquired 100% of the outstanding common stock of Scribe Solutions Inc., (“Scribe”) from the Scribe Shareholders for 640,000 shares of Series A Preferred. Each share of Series A Preferred is initially convertible, at the election of the holder thereof, into 50 shares of our Common Stock. The shares of Series A Preferred issued to the Scribe Shareholders are initially convertible into an aggregate of 32,000,000 shares of Common Stock. In addition, we issued to certain Scribe Shareholders warrants to purchase up to 6,350,000 shares of Common Stock at an exercise price of $0.20 per share, with a term of 5 years in exchange for Scribe warrants held by those individuals.

On January 8, 2015, we consummated a Securities Purchase Agreement with 18 accredited investors who collectively subscribed to purchase a total of 200,000 shares of Series A Preferred for a total purchase price of $2,000,000. Each share of Series A Preferred is initially convertible, at the election of the holder thereof, into 50 shares of our Common Stock. The shares of Series A Preferred issued to these investors are initially convertible into an aggregate of 10,000,000 shares of our Common Stock.

On August 7, 2014 we issued a Convertible Note with an original principal balance of $632,500 to Brio Capital Master Fund LTD (“Brio”), for a purchase price of $550,000. In connection with the issuance of the Note, we issued to Brio a warrant to purchase up to 2,371,875 shares of our Common Stock. The warrant is exercisable at $0.25 per share.

The issuance of the shares of Series A Preferred and the Warrants were made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.

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Except for Mr. Derek Dewan, Mr. Alex Stuckey, Ms. Allison Dewan and Ms. Menze, none of the Selling Shareholders has been an officer or director of us or any of our predecessors or affiliates within the last three years, nor has any Selling Shareholder had a material relationship with us within the last three years.

None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer, who should be identified as an underwriter.

Each Selling Shareholder may offer for sale all or part of the Shares from time to time. The table below assumes that the Selling Shareholders will sell all of the Shares offered for sale. A Selling Shareholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Except as otherwise set forth in the footnotes, the address for the Selling Shareholders is our branch office located at 13500 Sutton Park Drive South, Suite 204, Jacksonville, Florida 32224 Jacksonville, FL.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold		Shares of Common Stock Beneficially Owned After Offering	Percentage Ownership After Offering

Derek E. Dewan Irrevocable Living Trust II, dated the 27th of July, 2010	6,400,000	6,400,000	(2)	0	0
Brittany M. Dewan	3,200,000	3,200,000	(3)	0	0
Allison T. Dewan	3,200,000	3,200,000	(4)	0	0
Mary Menze	3,777,274	3,777,274	(5)	0	0
Alexander P. Stuckey	20,386,363	18,886,363	(6)	1,500,000	3.01%
Derek E. Dewan	4,432,663	2,886,363	(7)	1,546,300	4.57%
Hugues P. Caron Revocable Trust dated 7/23/07, as amended	1,327,000	1,250,000	(8)	77,000	*
John W. Chambers	50,000	50,000	(9)	0	0
Michael Jonathan Chill	50,000	50,000	(10)	0	0
CR Financial Holdings, Inc.	1,539,288	625,000	(11)	914,288	2.87%
Philip J. DiNapoli Jr.	50,000	50,000	(12)	0	0
Brian D. Elias	625,000	625,000	(13)	0	0
Stephen Foody	1,250,000	1,250,000	(14)	0	0
Gee Jax, LLC	1,250,000	1,250,000	(15)	0	0
Aaron M. Gurewitz	100,000	100,000	(16)	0	0
JH Business Solutions LLC	637,500	625,000	(17)	12,500	*
Michael A. Margolis	50,000	50,000	(18)	0	0
Midwest Investments Holding LLC	1,250,000	1,250,000	(19)	0	0
9095101 Canada, Inc.	1,250,000	1,250,000	(20)	0	0
Gordon Roth	1,664,288	750,000	(21)	914,288	2.89%
Theodore D. Roth	100,000	100,000	(22)	0	0
Jack Selevan	625,000	625,000	(23)	0	0
Russell Selevan	625,000	625,000	(24)	0	0
John Weber	100,000	100,000	(25)	0	0
Brio Capital Master Fund	3,589,614	2,371,875	(26)	1,217,739	3.66%

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* Less than one percent.

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentage of beneficial ownership is based on 30,894,014 shares of Common Stock outstanding as of May 8, 2015.

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(2)

The number of shares beneficially owned reflects shares of Common Stock underlying the Series A Preferred. Ms. Brittany M. Dewan as sole trustee of the Derek E. Dewan Irrevocable Living Trust II, dated the 27th of July, 2010 (the “Trust”) is deemed to have voting and dispositive power over the shares. The address for the Trust is 4640 Stanford Avenue, Dallas, TX 75209.

(3)	The number of shares beneficially owned reflects shares of Common Stock underlying the Series A Preferred. The address for Ms. Dewan is 4640 Stanford Avenue, Dallas, TX 75209.

(4)

The number of shares beneficially owned reflects shares of Common Stock underlying the Series A Preferred. The address for Ms. Dewan is 1445 P Street N.W., Apt. 305, Washington, DC 20005. Ms. Dewan is the vice president of our wholly-owned subsidiary, Scribe.

(5)

Consists of 3,200,000 shares of Common Stock underlying the Series A Preferred and 577,274 shares of Common Stock underlying Warrants. The address for Mary Menze is 2220 Beach Blvd., Jacksonville, FL 32250. Ms. Menze is the president of our wholly-owned subsidiary, Scribe.

(6)	Consists of 16,000,000 shares of Common Stock underlying the Series A Preferred and 2,886,363 shares of Common Stock underlying Warrants. Mr. Stuckey is our Chief Operating Officer and President.

(7)	The number of shares reflects shares of Common Stock underlying warrants Warrants. Mr. Dewan is our Chief Executive Officer and Chairman of the Board.

(8)

The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for the Hugues P. Caron Revocable Trust dated 7/23/07, as amended is 6628 Epping Forest Way North, Jacksonville, FL 32207. Mr. Caron has sole voting and dispositive control over the shares.

(9)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Chambers is 14 Adams Lane, Pound Ridge, NY 10576.

(10)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Chill is 600 West End Avenue, Apt. 8-A, New York, NY 10024.

(11)

The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for CR Financial Holdings, Inc. is c/o Mr. Roth is 189 Monarch Bay, Dana Point, CA 92629. As Chief Financial Officer of CR Financial Holdings, Inc., Mr. Roth has sole voting and dispositive control over the shares.

(12)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. DiNapoli is c/o Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660.

(13)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Elias is 1495 Brickell Avenue, 14th Floor, Miami, FL 33131.

(14)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Foody is 73 Sawmill Lane, Ponte Vedra Beach, FL 32082.

(15)

The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Gee Jax, LLC is 4131 Sunbeam Road, Jacksonville, FL 32257. Mr. William Block has sole voting and dispositive control over the shares.

(16)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Gurewitz is c/o Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660.

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(17)

The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for JH Business Solutions, LLC is 830-13 A1A North, #462, Ponte Vedra Beach, FL 32081. Mr. James R. Evanter and M. Henry A. Holzappel share voting and dispositive control over the shares.

(18)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Margolis is 76 Ridge Rd., Livingston, NJ 07039.

(19)

The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for the Midwest Investments Holding LLC is 2900 Hartley Road, Jacksonville, FL 32257. Mr. Scott Witt has sole voting and dispositive control over the shares.

(20)

The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for 9095101 Canada, Inc. is 322 Des Bernaches, St. Jean Sur- Richelieu, Quebec, Canada J2W OA4. Mr. Eric Caron has sole voting and dispositive control over the shares.

(21)

The number of shares reflects (i) 625,000 shares of Common Stock underlying the Series A Preferred beneficially owned by CR Financial Holdings, and (ii) 125,000 shares of Common Stock underlying the Series A Preferred beneficially owned by Mr. Roth. The address for Mr. Roth is 189 Monarch Bay, Dana Point, CA 92629.

(22)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Roth is c/o Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660.

(23)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Selevan is 4030 Phillips Highway, Jacksonville, FL 32207.

(24)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Selevan is 4030 Phillips Highway, Jacksonville, FL 32207.

(25)	The number of shares reflects shares of Common Stock underlying the Series A Preferred. The address for Mr. Weber is c/o Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660.

(26)

The number of shares reflects shares of Common Stock underlying a Warrant. The address for Brio Capital Master Fund is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570-4800. Mr. Shaye Hirsch has sole voting and dispositive control over the shares.

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PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares being offered under this prospectus on any stock exchange, market or trading facility on which shares of our Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when disposing of the Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	Firm commitment underwritten transactions;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The Shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Shareholder, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their Shares to their respective brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of Shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

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The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the Shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholders will sell all or any portion of the Shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the Shares being offered under this prospectus. However, the Selling Shareholders and purchaser are responsible for paying any discounts, commissions and similar selling expenses it incurs.

We and the Selling Shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters governed by New York law with respect to the validity of certain of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters governed by Illinois law with respect to the validity of certain of the offered securities will be passed upon for us by Loeb & Loeb, Chicago, Illinois.

EXPERTS

The audited consolidated balance sheets as of September 30, 2014 and 2013, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2014 incorporated herein by reference from our Annual Reports on Form 10-K have been audited by Friedman LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o General Employment Enterprises, Inc., at our office located at 184 Shuman Blvd., Suite 420, Naperville, IL 60563. Our telephone number is (630) 954-0400.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.bioaobo.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Current Report on Form 8-K, filed on April 6, 2015*;

•	Quarterly Report on Form 10-Q, filed on February 17, 2015;

•	Current Report on Form 8-K, filed on January 20, 2015;

•	Current Report on Form 8-K, filed on January 12, 2015;

•	Current Report on Form 8-K, filed on January 8, 2015*;

•	Current Report on Form 8-K/A, filed on December 31, 2014*;

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed on December 22, 2014; and

•

The description of our Common Stock set forth in our Registration Statement on Form 8-A filed with the Commission on February 21, 1990, including any amendments or reports filed for the purpose of updating such description.

_______________

*Portions of this report were furnished to the SEC under Item 2.02 (Results of Operations and Financial Conditions) and/or Item 7.01(Regulation FD Disclosure).

We also incorporate by reference all documents we file (other than documents or portions of documents deemed to be furnished pursuant to the Exchange Act) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement, and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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54,721,875 Shares of Common Stock

GENERAL EMPLOYMENT ENTERPRISES, INC

PROSPECTUS

June 10, 2015

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

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